UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2022

VIVAKOR, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-41286	26-2178141
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

4101 North Thanksgiving Way

Lehi, UT  84043

(Address of principal executive offices)

(949) 281-2606

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VIVK	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2022, the Board of Directors of Vivakor, Inc. (the “Company”) received notice from Matthew Nicosia, the Company’s Chief Executive Officer and Chairman of the Board of Directors of his resignation from such positions effective as of October 6, 2022. Such resignations are not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company has commenced a search for Mr. Nicosia’s replacement and the Company expects that to name a new Chief Executive Officer in due course and in a timely manner. The Company and Mr. Nicosia intend for Mr. Nicosia to remain engaged by the Company in a separate capacity (as neither an officer nor other member of the management team) and on terms to be determined by the Company, to facilitate the transition of his responsibilities.

Item 8.01	Other Events.

The Company became aware that the U.S. Securities and Exchange Commission (the “Commission”) filed a civil complaint in the United States District Court for the Eastern District of New York, against Matthew Nicosia, the Company’s Chief Executive Officer and Chairman of the Board of Directors, and three other individuals, alleging violations of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934. The Company was not named as a defendant in such action and the allegations do not relate to the Company or its business, operations or securities. Mr. Nicosia has stated that he disputes such claims and will be defending against them.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVAKOR, INC.

Dated: October 6, 2022	By:	/s/ Tyler Nelson
Name: Tyler Nelson
Title: Chief Financial Officer

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